Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
Nov. 1, 2013

Media Contact:	Investor Contact:
Steven Corson	Bill Valach
Corporate Communications	Investor Relations
Phone: 503-464-8444	Phone: 503-464-7395

Portland General Electric announces third quarter results

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $31 million, or 40 cents per diluted share, for the third quarter of 2013. This compares with net income of $38 million, or 50 cents per diluted share, for the third quarter of 2012. The decrease in earnings is primarily the result of higher power costs due to plant outages and increased delivery system costs due to service restoration work and other planned expenses. The company is reducing its full-year 2013 earnings guidance from $1.25 - $1.40 per share to $1.20 - $1.30 per share.

“While the generating plant outages have been challenging this year, the balance of the company's operations have been very strong,” said Jim Piro, president and chief executive officer. “Our performance in distribution reliability and customer satisfaction is top quartile, we reached a reasonable settlement on all issues in our 2014 general rate case, and the construction of our new thermal and renewable resources is proceeding on time and on budget.”
Company updates

•
Board of directors update—Effective Oct. 31, Chairman Corbin McNeill has announced his retirement from PGE’s board of directors and Jack Davis has been elected as the new chairman. McNeill joined the board in 2004 and has made significant contributions to PGE during the past decade.

“Corbin has provided outstanding leadership, perspective and guidance during his tenure as chairman,” Piro said. “We appreciate his steadfast dedication and service to our customers, employees and shareholders.”

Davis has been a member of the PGE board of directors since June 2012. He has extensive knowledge of the utility industry with over 35 years of utility experience at Arizona Public Service Company, including management positions in generation, transmission, power operations and customer service, and six years as chief executive officer.

•
Generation projects—PGE is making progress on its three new generation projects. Construction is underway on Port Westward Unit 2, a 220 megawatt natural gas-fired capacity resource and on Tucannon River, a 267 MW wind farm. Engineering and design is underway for the Carty Generating Station, a 440 MW natural gas-fired energy resource, and construction is expected to begin in early 2014.

•
General rate case—PGE filed a 2014 general rate case in February and has settled all items with the Oregon Public Utility Commission staff and interveners. Stipulating parties have settled on an allowed return on equity of 9.75 percent and an average rate base of $3.1 billion. The stipulated items, including a recent stipulation on pension expense, result in an expected increase of $67 million in annual revenue requirements. The company will provide a final update on power costs in November and awaits a final order from the OPUC in December.

•
Generation plant outages— The Boardman and Colstrip coal-fired plants both tripped off-line on July 1st due to equipment failures. Boardman came back online at the end of July and Colstrip is expected to come back online in the first quarter of 2014. Coyote Springs, one of PGE’s natural gas-fired plants, tripped off-line in late August due to cracks in the steam turbine rotor. Repairs to the plant are underway and Coyote Springs is expected to be online later this month. PGE’s share of repair costs for the coal plants - approximately $13 million - is expected to be covered by insurance, net of approximately $2 million in deductibles. Repair costs for Coyote Springs are estimated to be $2 million. All together, replacement power costs in 2013 for the three outages are expected to be $16 to $18 million.

•
Transmission discussions with the Bonneville Power Administration— In late October, PGE and BPA agreed to discontinue discussions regarding PGE’s potential ownership of approximately 1,500 MW of BPA’s transmission capacity rights. PGE and BPA concluded that they would not be able to reach an agreement on financial terms that benefited both PGE and BPA customers. At this time, PGE has determined that transmission service offered under BPA’s open access transmission tariff is the best option for meeting its current transmission needs.

Third quarter operating results

Total revenues decreased $15 million, or 3 percent, to $435 million in the third quarter of 2013 from $450 million in the third quarter of 2012 primarily due to the net effect of the following:

•
An $11 million decrease resulting from lower average prices due primarily to the reduction in power costs as forecasted in the company’s 2013 annual power cost update tariff and a slightly larger portion of energy deliveries going to customers who purchase their energy from electricity service suppliers;

•
A $7 million decrease related to the company’s power cost adjustment mechanism, as the estimated refund to customers related to the 2011 PCAM was reduced in the third quarter of 2012 as a result of the application of the regulated earnings test, with no estimated refund to or collection from customers recorded in the third quarter of 2013; and

•
A $3 million decrease related to the decoupling mechanism, with a $1 million potential refund recorded in the third quarter of 2013 compared with a $2 million potential collection recorded in the third quarter of 2012; partially offset by

•	$3 million, or 16 percent, increase in wholesale revenues consisting of a 57 percent increase in the average price of wholesale power and a 25 percent decrease in the volume sold; and

•
A $2 million increase related to a 1 percent increase in the volume of retail energy delivered primarily due to the effects of weather. Residential energy deliveries were up 2 percent, while commercial and industrial deliveries were comparable to the third quarter of 2012.

Purchased power and fuel expense increased $8 million, or 4 percent, for the third quarter of 2013 compared to the third quarter of 2012. The increase consisted of $15 million related to a 9 percent increase in the average variable power cost, which is largely due to the unplanned plant outages, partially offset by $7 million related to a 4 percent decrease in total system load. During the third quarter of 2013, the company incurred approximately $11 million of incremental replacement power costs related to the unplanned plant outages.

Production and distribution expense increased $5 million, or 10 percent, in the third quarter of 2013 compared with the third quarter of 2012, primarily due to planned higher operating and maintenance costs related to the company’s distribution system, including technology upgrades as well as increased repair and restoration work.

Interest expense decreased $2 million, or 7 percent, in the third quarter of 2013 compared with the third quarter of 2012, due to an increase in the allowance for debt funds used for construction driven by a higher average construction work-in-progress balance resulting from the commencement of the construction of Port Westward Unit 2, Carty Generating Station and Tucannon River Wind Farm in 2013, as well as a decrease in interest expense driven by the timing of the maturities and issuances of long-term debt.

Other income, net increased $6 million in the third quarter of 2013 compared with the third quarter of 2012, primarily due to higher earnings on the non-qualified benefit plan trust assets, as well as an increase in the allowance for equity funds used for construction from the higher average CWIP balance.

Income tax expense was $4 million in the third quarter of 2013 compared with $19 million in the third quarter of 2012. The decrease is primarily due to the decrease in the annual estimated pre-tax income for 2013 compared to 2012, which was driven by the $52 million expense for Cascade Crossing and a $9 million industrial customer refund both recorded in the second quarter of 2013.

2013 earnings guidance

PGE is reducing full-year 2013 earnings guidance from $1.25 to $1.40 per share to $1.20 to $1.30 per share primarily due to replacement power costs for the Coyote Springs outage. This guidance range is based on:

•	Weather-adjusted energy deliveries comparable to weather-adjusted 2012;

•	Normal hydro conditions and wind conditions in line with expectations;

•	Incremental replacement power costs of $16 million to $18 million for the three plant outages;

•	Ongoing operating and maintenance costs between $440 million and $460 million;

•	Depreciation expense between $240 million and $250 million; and

•	Capital expenditures between $710 million and $730 million.

Excluding the impacts of the Cascade Crossing charge and the customer billing matter, PGE’s adjusted operating earnings guidance for 2013 would be $1.70 to $1.80 per share, as shown below:

2013 GAAP earnings per share guidance	$ 1.20 - 1.30
Exclude the second quarter Cascade Crossing expense	0.42
Exclude the second quarter customer billing matter revenue reduction	0.07
2013 Non-GAAP adjusted operating earnings per share guidance	$ 1.70 - 1.80

PGE believes this non-GAAP adjusted guidance is useful to investors, analysts, rating agencies and other parties, as it facilitates the analysis of our results of operations from one period to another and provides clarity concerning the impact of certain events on operational results.

Third quarter 2013 earnings call and web cast — Nov. 1, 2013

PGE will host a conference call with financial analysts and investors on Fri. Nov. 1, at 11 a.m. ET. The conference call will be web cast live on the PGE website at portlandgeneral.com. A replay of the call will be available beginning at 1 p.m. ET on Friday, Nov. 1 through Friday, Nov. 8.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 836,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues, net	$435	$450	$1,311	$1,342
Operating expenses:
Purchased power and fuel	190	182	538	533
Production and distribution	54	49	169	153
Cascade Crossing transmission project	—	—	52	—
Administrative and other	49	50	158	160
Depreciation and amortization	62	63	186	188
Taxes other than income taxes	27	24	79	77
Total operating expenses	382	368	1,182	1,111
Income from operations	53	82	129	231
Interest expense	25	27	75	82
Other income:
Allowance for equity funds used during construction	4	1	8	4
Miscellaneous income, net	3	—	5	2
Total other income	7	1	13	6
Income before income tax expense	35	56	67	155
Income tax expense	4	19	10	43
Net income	31	37	57	112
Less: net loss attributable to noncontrolling interests	—	(1)	(1)	(1)
Net income attributable to Portland General Electric Company	$31	$38	$58	$113

Weighted-average shares outstanding (in thousands):
Basic	77,637	75,528	76,401	75,486
Diluted	78,330	75,541	76,703	75,500
Earnings per share—basic and diluted	$0.40	$0.50	$0.76	$1.49
Dividends declared per common share	$0.275	$0.270	$0.820	$0.805

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$91	$12
Accounts receivable, net	137	152
Unbilled revenues	67	97
Inventories	72	78
Margin deposits	36	46
Regulatory assets—current	99	144
Other current assets	63	93
Total current assets	565	622
Electric utility plant, net	4,659	4,392
Regulatory assets—noncurrent	504	524
Nuclear decommissioning trust	82	38
Non-qualified benefit plan trust	34	32
Other noncurrent assets	47	62
Total assets	$5,891	$5,670

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$99	$98
Liabilities from price risk management activities - current	89	127
Short-term debt	—	17
Current portion of long-term debt	—	100
Accrued expenses and other current liabilities	192	179
Total current liabilities	380	521
Long-term debt, net of current portion	1,761	1,536
Regulatory liabilities—noncurrent	852	765
Deferred income taxes	565	588
Unfunded status of pension and postretirement plans	253	247
Non-qualified benefit plan liabilities	103	102
Asset retirement obligations	96	94
Liabilities from price risk management activities—noncurrent	71	73
Other noncurrent liabilities	17	14
Total liabilities	4,098	3,940
Total equity	1,793	1,730
Total liabilities and equity	$5,891	$5,670

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$57	$112
Depreciation and amortization	186	188
Capitalized costs expensed related to Cascade Crossing	52	—
Other non-cash income and expenses, net included in Net income	40	99
Changes in working capital	94	57
Proceeds received from legal settlement	44	—
Other, net	(14)	(6)
Net cash provided by operating activities	459	450
Cash flows from investing activities:
Capital expenditures	(453)	(218)
Contribution to Nuclear decommissioning trust	(44)	—
Sale of solar power facility	—	10
Other, net	6	(1)
Net cash used in investing activities	(491)	(209)
Cash flows from financing activities:
Net issuance of long-term debt	123	—
Proceeds from issuance of common stock, net of issuance costs	67	—
Maturities of commercial paper, net	(17)	(30)
Dividends paid	(62)	(61)
Net cash provided by (used in) financing activities	111	(91)
Increase in cash and cash equivalents	79	150
Cash and cash equivalents, beginning of period	12	6
Cash and cash equivalents, end of period	$91	$156

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues (dollars in millions):
Retail:
Residential	$186	$187	$611	$630
Commercial	162	168	461	476
Industrial	55	57	160	166
Subtotal	403	412	1,232	1,272
Other retail revenues, net	—	10	(6)	6
Total retail revenues	403	422	1,226	1,278
Wholesale revenues	22	19	59	38
Other operating revenues	10	9	26	26
Total revenues	$435	$450	$1,311	$1,342

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,660	1,626	5,469	5,506
Commercial	1,811	1,848	5,132	5,239
Industrial	823	886	2,378	2,573
Total retail energy sales	4,294	4,360	12,979	13,318
Retail energy deliveries:
Commercial	146	115	408	327
Industrial	275	210	808	607
Total retail energy deliveries	421	325	1,216	934
Total retail energy sales and deliveries	4,715	4,685	14,195	14,252
Wholesale energy deliveries	581	771	1,892	1,861
Total energy sold and delivered	5,296	5,456	16,087	16,113

Number of retail customers at end of period:
Residential			729,512	723,804
Commercial			105,315	104,749
Industrial			202	216
Direct access			511	511
Total retail customers			835,540	829,280

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	830	995	2,985	2,280
Natural gas	1,096	856	2,300	1,993
Total thermal	1,926	1,851	5,285	4,273
Hydro	314	331	1,231	1,461
Wind	372	341	1,001	964
Total generation	2,612	2,523	7,517	6,698
Purchased power:
Term	940	1,895	4,821	6,042
Hydro	385	422	1,286	1,358
Wind	92	95	269	272
Spot	1,147	460	1,850	1,641
Total purchased power	2,564	2,872	8,226	9,313
Total system load	5,176	5,395	15,743	16,011
Less: wholesale sales	(581)	(771)	(1,892)	(1,861)
Retail load requirement	4,595	4,624	13,851	14,150

	Heating Degree-days		Cooling Degree-days
	2013	2012	2013	2012
First quarter	1,902	1,967	—	—
Average	1,850	1,848	—	—
Second quarter	593	709	82	40
Average	721	714	68	68
Third quarter	90	58	457	395
Average	82	81	385	387
Year-to-date	2,585	2,734	539	435
Year-to-date average	2,653	2,643	453	455
* — “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).